Filed by The Goodyear Tire & Rubber Company
pursuant to Rule 425 under the Securities Act of 1933 and
deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934
Subject Company: The Goodyear Tire & Rubber Company
Commission File No. 1 – 01927
Registration Statement on Form S-4, filed on November 6, 2007

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Announces Exchange Offer for Convertible Notes

AKRON, Ohio, November 6, 2007 – The Goodyear Tire & Rubber Company announced today that it has commenced an offer to exchange any and all of its outstanding 4.00% Convertible Senior Notes due June 15, 2034 for a cash premium and shares of its common stock.

“This exchange offer is another step in our plan to further de-lever and improve our capital structure,” said W. Mark Schmitz, executive vice president and chief financial officer. “This allows us to reduce our debt by as much as $350 million, save up to $14 million a year in interest and simplify our balance sheet.”

The exchange offer allows holders of convertible notes to receive the same number of shares of the company’s common stock as they would receive upon conversion of the convertible notes in accordance with their current terms, plus a cash premium and accrued and unpaid interest.

For each $1,000 principal amount of convertible notes validly tendered, note holders will receive 83.0703 shares of the company’s common stock, which represents a conversion price of approximately $12.04 per share. In addition, per each $1,000 principal amount of convertible notes, the company will offer note holders a cash payment of $48.30 as well as accrued and unpaid interest up to, but excluding, the exchange date.

The offer is scheduled to expire at 5:00 p.m., New York City time, on December 5, 2007. As of November 6, 2007, there was $349,798,000 principal amount of convertible notes outstanding.

Copies of the prospectus may be obtained from the exchange agent, Wells Fargo Bank, N.A., Corporate Trust Operations, Sixth and Marquette, MAC N0303-121, Minneapolis, Minn. 55479, telephone (800) 344-5128. Goodyear has engaged Goldman, Sachs & Co., telephone (800) 828-3182, to act as dealer manager in connection with the exchange offer.

Holders of convertible notes are urged to read the prospectus and related exchange offer materials when they become available because they contain important information. The prospectus and other related documents filed with the Securities and Exchange Commission may be obtained free of charge from the exchange agent or at the SEC’s website, www.sec.gov.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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